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                                                                    EXHIBIT 99b

                                                                   PRESS RELEASE

    IMS SELECTS YA-MAN LTD. AS THE EXCLUSIVE DISTRIBUTOR OF IMS PRODUCTS IN
    JAPAN

BEAVERTON, Ore.--(BUSINESS WIRE)--May 20, 1997

      - TOKYO-BASED YA-MAN WILL SUPPORT THE DIRECT SALES AND SERVICE OF THE IMS ENGINEERING TEST STATION PRODUCT LINE -

Integrated Measurement Systems, Inc. (NASDAQ:IMSC) today announced the selection of Ya-Man Ltd., a Tokyo, Japan distributor of IC production and test systems as its sole distributor in Japan. Ya-Man will provide sales, marketing, applications engineering and customer service support for IMS' product line of engineering Test Stations, including the XL Family, the ATS and XTS Advanced Digital Test Stations, and the MSTS Mixed-Signal Test Station.

``Ya-Man will enhance our ability to successfully market IMS products in the Japanese market and will provide us with a greatly expanded sales and service support organization to assist our current and new customers with their test solutions'', commented Kenneth R. Lindsay, IMS Vice-President of Asia Operations.

Ya-man Plans To Move Aggressively To Expand IMS Name and Sales. Ya-Man plans to aggressively and sales staff and application engineers to focus exclusively on IMS sales and to complement its current customer support organization. In addition, Ya-Man will promote IMS products in Japan through test industry advertisements, articles, trade show participation, seminar programs and on site product demonstrations. Beginning this month, Ya-Man and IMS will demonstrate IMS' Test Station products at the Semicon Kansai Show in Osaka, Japan.

``We are making a strong commitment to Integrated Measurement Systems, both as a sole distributor and a strategic partner, to help them to successfully market their products in the Japanese market, '' stated Kimiyo Kamano, Manager of Ya-Man's Marketing and Sales Development Division.

Ya-Man's Test Industry Experience and Customer Contacts Will Benefit IMS Sales. Ya-man's strong and diverse customer base, combined with its reputation for excellent customer support, should place IMS in a strong position for sales in the Japanese semiconductor market. Ya-Man's customers include such well-known and highly regarded high technology corporations as NEC, Fujitsu, Mitsubishi, Panasonic, Hitachi, Sony, Sharp, IBM and Intel, to name a few.

In addition to IMS, Ya-Man is the exclusive distributor of MOSAID products in Japan. MOSAID is the leading supplier of memory IV verification systems, and is an excellent complement to the IMS product line. Ya Man will now be able to supply IC design engineers with test solutions to cover a broad spectrum of technologies, including high-performance digital, mixed-signal, and memory device test systems.

About IMS

Integrated Measurement Systems, Inc. (IMSC), is a recognized world leader in engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. IMS markets and supports its products globally through U.S. sales offices, independent international distributors and dedicated sales personnel employed by affiliated companies. Technical and applications engineers are strategically located in worldwide locations to respond quickly to regional, national and international customer needs. IMS is an award winning company in customer support. For the past three years, IMS has been rated No. 1 in pure test in the VLSI Research Inc.'s Customer Satisfaction Survey List of 10 BEST Suppliers of Test and Material Handling Equipment. IMS is listed on the NASDAQ National Market under the symbol IMSC. For more information, contact IMS at 9525 SW Gemini Drive, Beaverton, Oregon 97008. Ph: 503/626-7117 or 800/879-7117,
Fax: 503/644-6969 or visit our Web site at www.ims.com . XL, ATS, XTS, MSTS engineering Test Stations, Virtual Test Software, and the IMS logo and name are trademarks of Integrated Measurement Systems, Inc.